                                                                  Exhibit 12.1


                                          Earnings to Fixed Charges

DonJoy,LLC
Computation of Rate of Earnings to Fixed Charges
(dollars in thousands)


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                                          Historical                         Historical           Pro Forma     Pro Forma
                          ------------------------------------------   -----------------------    ------------------------
                                    Years Ended December 31,              Six Months Ended        12 Months     6 Months
                          ------------------------------------------   -----------------------      Ended         Ended
                            1994     1995    1996     1997     1998    06/27/1998   06/29/1998    12/31/1998    06/29/1999
                          ------------------------------------------   -----------------------    ------------------------

Income before income
 taxes ...............    $11,943  $11,440  $ 9,483  $10,904  $8,345     $2,010       $5,819       $  (468)       $1,494

Interest .............        -        989    2,459    2,072     -          -            -          14,029         7,015
Amortization of Debt
 Issuance Costs ......        -        -        -        -       -          -            -             802           401
Amortization of
 Discount on Sr. Notes        -        -        -        -       -          -            -             200           100
1/3 of rental expense-
 operating leases ....        377      546      765      775   1,064        772          393         1,064           393
                          -------  -------  -------  -------  ------     ------       ------       -------        ------
Earnings .............    $12,320  $12,975  $12,707  $13,751  $9,409     $2,782       $6,212       $15,627        $9,403
                          =======  =======  =======  =======  ======     ======       ======       =======        ======

Interest .............    $   -    $   989  $ 2,459  $ 2,072  $  -       $  -         $  -         $14,029        $7,015
Amortization of Debt
 Issuance Costs ......        -        -        -        -       -          -            -             802           401
Amortization of
 Discount on Sr. Notes        -        -        -        -       -          -            -             200           100
1/3 of rental expense-
 operating leases ....        377      546      765      775   1,064        772          393         1,064           393
                          -------  -------  -------  -------  ------     ------       ------       -------        ------
Fixed Charges ........    $   377  $ 1,535  $ 3,224  $ 2,847  $1,064     $  772       $  393       $16,095        $7,909
                          =======  =======  =======  =======  ======     ======       ======       =======        ======

Ratio of Earnings
 to Fixed Charges ....      32.71     8.45     3.94     4.83    8.84       3.60        15.79           -            1.19
                          =======  =======  =======  =======  ======     ======       ======       =======        ======
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